EXHIBIT 99.1

Anika Reports Third Quarter 2026 Financial Results

Revenue Increased 10% Year Over Year, Led by 17% Commercial Channel Growth Including More Than 30% Growth in IntegrityTM Revenue

Secured New 10-Year Hyvisc® Partnership with Enhanced Economics; Reintroduced Hyaff Non-Orthopedic OEM Product

Raised Lower End of Full-Year 2026 Total Company Revenue Guidance and Raised 2026 Adjusted EBITDA Guidance

BEDFORD, Mass., Nov. 06, 2026 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (Nasdaq: ANIK), the global leader in the design, development, manufacturing and commercialization of hyaluronic acid (HA) innovations, today announced financial results for the third quarter of 2026.

Total revenue for the third quarter was $30.6 million, compared with $27.8 million in the prior-year period, representing 10% year over year growth. Performance was driven by continued Commercial Channel growth and steady Original Equipment Manufacturer (OEM) Channel execution, with Commercial Channel revenue of $14.0 million, up approximately 17% year over year, and OEM Channel revenue of $16.6 million, up approximately 5% year over year.

Third quarter results reflected continued progress on Anika’s strategy to accelerate revenue growth, strengthen operations and advance the pipeline. International viscosupplement revenue increased 19% year over year, total Regenerative Solutions revenue increased 12%, and Integrity revenue grew both sequentially and by more than 30% year over year despite more market-wide seasonality than usual in the summer months. Strong Integrity performance was supported in part by the larger implant sizes introduced in the fourth quarter of 2025 and first quarter of 2026, respectively, which expanded use into other tendon applications including foot & ankle and knee.

“Through the first nine months of 2026, we have executed against the three priorities we established at the start of the year: accelerating revenue growth, strengthening operational execution and advancing our pipeline. We delivered double-digit year to date revenue growth across both channels, secured a long-term agreement that improves the durability and economics of an important commercial relationship, increased manufacturing capacity to support future growth, fully enrolled the Cingal bioequivalence study and expanded Integrity adoption,” said Steve Griffin, President and Chief Executive Officer. “Third quarter results reflect the continued execution against these priorities and represent key milestones to improve durable growth and drive sustained profitability. Taken together, this progress reinforces our confidence in our full-year 2026 outlook and our 2027 revenue expectations.”

Accelerating Revenue Growth
Anika delivered a solid third quarter, highlighted by growth across both channels and continued progress on key pipeline and operational priorities. Through the first nine months, Anika has delivered double-digit revenue growth in both channels, with Commercial Channel revenue increasing 15% and OEM Channel revenue increasing 11% year to date. As part of the Company’s strategy to drive sustainable long-term growth, an enhanced long-term commercial agreement with improved economics has been secured increasing revenue visibility and unlocking additional value in one of our non-orthopedic product franchises.

Strengthening Operational Discipline
Operational discipline remains central to Anika’s value creation strategy. Gross margin improved meaningfully year over year driven by manufacturing productivity offset partially by product mix from the reintroduction of Hyalomatrix®, a Hyaff wound product. Anika continues to improve manufacturing execution through stronger production planning, process improvements and sourcing flexibility, including FDA approval of new aseptic manufacturing processes and validation of a second cross-link filler. Because demand has exceeded forecasts, the Company has significantly increased throughput. Unit volumes on Anika’s cross-link line are now more than 50% above 2022 levels, and further opportunity exists to expand output. As demand continues to grow, the Company is increasing production and building safety stock to support future growth, which is expected to drive additional productivity gains and gross margin improvement over time.

Advancing the Pipeline
In September, enrollment in the Cingal bioequivalence study was completed. Following completion of the clinical study report and chemistry, manufacturing and controls (CMC) work required to file HA as a drug, Anika expects the Cingal new drug application (NDA) to be submitted before year-end 2027.

In October, the Company received formal notification from the FDA that the Hyalofast® pre-market approval (PMA) application is not approvable, primarily based on the clinical data included in the submission. Anika continues to believe strongly in Hyalofast’s potential in the U.S. market and is continuing to assess the available regulatory pathways and next steps, including discussions with the FDA regarding the additional evidence that may be required to support a future approval.

Third Quarter 2026 Business Highlights and Updates

  Total third quarter revenue was $30.6 million, up 10% year over year, reflecting continued execution across Commercial and OEM Channels.
  Commercial Channel revenue increased 17% year over year to $14.0 million, supported by international viscosupplement growth and Integrity adoption.
  International OA Pain Management revenue increased 19% year over year in the third quarter and 16% year to date, reflecting sustained strong demand on both Cingal and Monovisc.
  OEM Channel revenue increased 5% year over year in the third quarter, supported by Hyvisc growth and J&J DePuy Synthes sales.
  In November, Anika entered a new 10-year partnership for the distribution of Hyvisc with its existing partner, Boehringer Ingelheim. The agreement provides higher transfer pricing, a royalty on end-market sales, higher contractual purchases and upfront and milestone payments. In total, we expect to receive $8 million in payments, including a $4 million upfront payment in the first quarter of 2027 and remaining $4 million tied to commercial volumes.
  Integrity revenue recorded sequential growth and increased more than 30% year over year in the third quarter despite a slower than anticipated third quarter elective surgery market. Despite these market dynamics, Integrity contributed $7.5 million in revenue for the trailing 12 months. Strong performance was supported in part by the larger sizes introduced in the fourth quarter of 2025 and first quarter of 2026 which expanded use into other tendon applications including foot & ankle and knee. Integrity revenue has increased 37% year to date. Commercial Channel Revenue 2026 guidance has been updated to reflect this slower elective surgery market.
  Anika’s second-generation Integrity instrumentation launched in September, providing surgeons with an alternative insertion and deployment option designed to support differences in surgeon preference.
  In October, Anika received formal notification from the U.S. Food and Drug Administration (FDA) that its Hyalofast PMA application is not approvable, primarily based on the clinical data included in the submission. Anika continues to believe strongly in Hyalofast’s potential in the U.S. market and is assessing available regulatory pathways and next steps.
  Cingal bioequivalence study enrollment was completed in September, CMC preparation is progressing, and Anika expects an NDA submission before year-end 2027.
  Anika reintroduced Hyalomatrix, a Hyaff wound product, in the U.S. through a new OEM distributor with first commercial units shipped during the third quarter.

Third Quarter 2026 Continuing Operations Financial Summary

  Revenue: $30.6 million, up 10% year over year
  Commercial Channel revenue: $14.0 million, up 17%
  OEM Channel revenue: $16.6 million, up 5%
  Gross margin: 62%, compared with 56% in the prior-year period
  Operating expenses: $19.5 million, up 4% year over year
  GAAP loss from continuing operations: $0.3 million, or $0.02 per diluted share
  Adjusted net income from continuing operationsˆ: $3.9 million, or $0.29 per diluted share
  Adjusted EBITDAˆ: $5.1 million
  Cash and cash equivalents: $45.0 million as of September 30, 2026

ˆSee description of non-GAAP financial information contained in this release.

Fiscal 2026 and 2027 Guidance
Anika is raising the lower end of its full-year 2026 total company revenue guidance, reaffirming its full-year 2027 total company revenue guidance and raising full-year 2026 adjusted EBITDA guidance. The Company is updating its 2026 channel revenue guidance to reflect a greater contribution from the OEM Channel and more measured Commercial Channel growth.

2026 Guidance

  Total Company revenue growth: 6% to 10%, compared to 5% to 10% previously
    OEM Channel revenue growth: 5% to 9%, compared to 0% to 5% previously
    Commercial Channel revenue growth: 9% to 13%, compared to 12% to 18% previously
    Adjusted EBITDA margin: 15% to 17%, compared to 13% to 17% previously

2027 Revenue Guidance

  Total Company revenue growth: Flat to 5%
    OEM Channel revenue growth: Flat to modestly lower
    Commercial Channel revenue growth: 5% to 15%

Conference Call and Webcast Information
Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights on November 6, 2026, at 8:30 am ET. The conference call can be accessed by dialing 1-800-717-1738 (toll-free domestic) or 1-646-307-1865 (international) and providing the conference ID number 27870. A live audio webcast will be available in the Investor Relations section of Anika’s website, www.anika.com. A slide presentation with highlights from the conference call will be available in the Investor Relations section of the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global leader in the design, development, manufacturing, and commercialization of hyaluronic acid innovations. In partnership with clinicians, our primary focus is dedicated to delivering and advancing osteoarthritis pain management and orthopedic regenerative solutions. At our core is a passion to deliver a differentiated portfolio that improves patient outcomes around the world. Anika’s global operations are headquartered outside of Boston, Massachusetts. For more information about Anika, please visit www.anika.com.

ANIKA, ANIKA THERAPEUTICS, CINGAL, HYALOFAST, INTEGRITY, MONOVISC, HYVISC, HYALOMATRIX, and the Anika logo are trademarks of Anika Therapeutics, Inc. or its subsidiaries or are licensed to Anika Therapeutics, Inc. for its use.

Non-GAAP Financial Information1
Non-GAAP financial measures should be considered supplemental to, and not a substitute for, Anika’s reported financial results prepared in accordance with GAAP. Furthermore, Anika’s definition of non-GAAP measures may differ from similarly titled measures used by others. Because non-GAAP financial measures exclude the effect of items that will increase or decrease Anika’s reported results of operations, Anika strongly encourages investors to review Anika’s consolidated financial statements and publicly filed reports in their entirety. Anika presents these non-GAAP financial measures because it uses them as supplemental measures in internally assessing its operating performance, and, in the case of Adjusted EBITDA, it is set as a key performance metric to determine executive compensation. Anika also recognizes that these non-GAAP measures are commonly used in determining business performance more broadly and believes that they are helpful to investors, securities analysts, and other interested parties as a measure of comparative operating performance from period to period.

Adjusted EBITDA
Adjusted EBITDA is defined by Anika as GAAP net loss from continuing operations excluding depreciation and amortization, interest and other income (expense), net, income taxes, stock-based compensation expense, non-recurring professional fees and severance costs.

Adjusted Net Income (Loss) from Continuing Operations and Adjusted Earnings Per Share (“EPS”) from Continuing Operations
Adjusted net income (loss) from continuing operations is defined by Anika as GAAP net income (loss) from continuing operations, on a tax effected basis, excluding stock-based compensation, non-recurring professional fees and severance costs. Adjusted diluted EPS from continuing operations is defined by Anika as GAAP diluted EPS from continuing operations excluding stock-based compensation, non-recurring professional fees and severance costs, each on a tax effected and per share basis.

A reconciliation of adjusted EBITDA to adjusted net income (loss) from continuing operations to net income (loss) from continuing operations and adjusted diluted EPS from continuing operations to diluted EPS from continuing operations, the most directly comparable financial measures calculated and presented in accordance with GAAP, is shown in the tables at the end of this release.

Anika has not provided a reconciliation of its forward-looking adjusted EBITDA margin guidance to the most directly comparable GAAP financial measure because it is unable to predict with reasonable certainty the occurrence or amount of items such as stock-based compensation expense, severance costs, non-recurring professional fees and certain other items that may affect GAAP results. The effect of these items could be material, and therefore a reconciliation is not available without unreasonable effort.

Forward-Looking Statements
This press release may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning Anika’s expectations, anticipations, intentions, beliefs or strategies regarding the future which are not statements of historical fact, including express or implied statements regarding Anika’s 2026 revenue and adjusted EBITDA guidance, and 2027 revenue guidance; Anika’s product development activities, including clinical trials, regulatory submissions and reviews, including for Cingal and Hyalofast;, manufacturing improvements and capacity expansion; receipt of milestone payments and royalties; margin contributions from product reintroductions; and other, operational initiatives and pipeline advancement, among others. These express or implied statements are based upon the current beliefs and expectations of Anika’s management and are subject to significant risks, uncertainties, and other factors. Anika's actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, risks related to (i) Anika’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (ii) Anika’s ability to obtain pre-clinical or clinical data to support regulatory approvals; (iii) other regulatory, commercial, and operational risks, including related to manufacturing, production planning, addressing customer demands and supply chain risks ; (iv)achieving success from its research and product development efforts, including any future product sales; (v) the cost effectiveness and efficiency of its manufacturing operations and production planning; (vi) the strength of the economies in which Anika operates or will be operating, as well as political stability in such geographies; (vii) future resource allocation determinations; (viii) achieving growth targets and realizing expected economic benefits; (ix) receipt of milestone payments and royalties under its distribution agreements, including the recently renewed Boehringer Ingelheim agreement; and (x) achieving anticipated margin contributions and commercial returns from product reintroductions and new product launches. Additional factors and risks are described in Anika’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC's website at www.sec.gov. Forward-looking statements are made based on information available on the date of this press release, and Anika assumes no obligation to update the information contained in this press release.

For Investor Inquiries:
Anika Therapeutics, Inc.
Matt Hall, 781-457-9554
Executive Director, Corporate Development and Investor Relations
investorrelations@anika.com

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$30,594	$27,817	$92,816	$82,204
Cost of revenue	11,757	12,233	33,738	37,576
Gross profit	18,837	15,584	59,078	44,628

Operating expenses:
Research and development	7,895	6,946	21,949	19,318
Selling, general and administrative	11,654	11,871	40,375	37,007
Total operating expenses	19,549	18,817	62,324	56,325
Loss from operations	(712)	(3,233)	(3,246)	(11,697)
Interest and other income (expense), net	390	997	1,483	1,626
Loss before income taxes	(322)	(2,236)	(1,763)	(10,071)
(Benefit from) provision for income taxes	(11)	939	295	1,709
Loss from continuing operations	(311)	(3,175)	(2,058)	(11,780)
Income from discontinued operations, net of tax	-	846	-	608
Net loss	$(311)	$(2,329)	$(2,058)	$(11,172)

Net income (loss) per share:
Basic
Continuing Operations	$(0.02)	$(0.22)	$(0.15)	$(0.82)
Discontinued Operations	$-	$0.06	$-	$0.04
	$(0.02)	$(0.16)	$(0.15)	$(0.78)

Diluted
Continuing Operations	$(0.02)	$(0.22)	$(0.15)	$(0.82)
Discontinued Operations	$-	$0.06	$-	$0.04
	$(0.02)	$(0.16)	$(0.15)	$(0.78)

Weighted average common shares outstanding:
Basic	13,388	14,419	13,416	14,361
Diluted	13,388	14,419	13,416	14,361

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	September 30,	December 31,
ASSETS	2026	2025
Current assets:
Cash and cash equivalents	$44,957	$57,481
Accounts receivable, net	24,255	23,690
Inventories, net	30,351	18,787
Prepaid expenses and other current assets	3,482	3,400
Total current assets	103,045	103,358
Property and equipment, net	40,739	40,324
Right-of-use assets	25,775	25,939
Other long-term assets	3,931	4,034
Notes receivable	5,754	5,636
Deferred tax assets	925	1,275
Intangible assets, net	1,650	1,650
Goodwill	7,781	8,054
Total assets	$189,600	$190,270

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,033	$6,041
Accrued expenses and other current liabilities	20,692	15,867
Total current liabilities	26,725	21,908
Other long-term liabilities	733	701
Lease liabilities	24,565	24,196

Stockholders’ equity:
Common stock, $0.01 par value	134	139
Additional paid-in-capital	84,131	87,498
Accumulated other comprehensive loss	(5,417)	(4,959)
Retained earnings	58,729	60,787
Total stockholders’ equity	137,577	143,465
Total liabilities and stockholders’ equity	$189,600	$190,270

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	For the Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(2,058)	$(11,172)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	4,351	4,054
Amortization of acquisition related intangible assets	-	357
Non-cash operating lease cost	1,390	1,562
Stock-based compensation expense	12,718	7,626
Deferred income taxes	329	18
Provision for doubtful accounts	(57)	209
Provision for inventory	3,190	4,969
Interest income on notes receivable	(384)	(424)
Loss (gain) on sale of assets	6	(956)
Changes in operating assets and liabilities:
Accounts receivable	(645)	1,953
Inventories	(14,327)	1,809
Prepaid expenses, other current and long-term assets	(1,386)	1,016
Accounts payable	(455)	(835)
Operating lease liabilities	(1,324)	(1,525)
Accrued expenses, other current and long-term liabilities	541	(1,641)
Income taxes	958	(469)
Net cash provided by operating activities	2,847	6,551

Cash flows from investing activities:
Proceeds from sale of Parcus	-	4,496
Proceeds from sale of intangible assets	-	600
Notes receivable	266	483
Purchases of property and equipment	(4,541)	(6,178)
Net cash used in investing activities	(4,275)	(599)

Cash flows from financing activities:
Proceeds from employee stock purchase plan	198	261
Cash paid for tax withheld on vested restricted stock awards	(1,742)	(1,562)
Proceeds from exercises of equity awards	12	-
Repurchases of common stock	(9,543)	(3,971)
Net cash used in financing activities	(11,075)	(5,272)

Exchange rate impact on cash	(21)	151

(Decrease) increase in cash and cash equivalents	(12,524)	831
Cash and cash equivalents at beginning of period	57,481	57,159
Cash and cash equivalents at end of period	$44,957	$57,990

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Income (Loss) from Continued Operations to Adjusted EBITDA
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Loss from continuing operations	$(311)	$(3,175)	$(2,058)	$(11,780)
Interest and other (income) expense, net	(390)	(997)	(1,483)	(1,626)
Provision for income taxes	(11)	939	295	1,709
Depreciation and amortization	1,439	1,403	4,351	4,263
Stock-based compensation	4,244	2,215	12,718	7,758
Non-recurring professional fees	-	480	169	480
Severance costs	127	-	2,486	-
Adjusted EBITDA	$5,098	$865	$16,478	$804

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Net Income from Continuing Operations to Adjusted Net Income from Continuing Operations
(in thousands)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Loss from continuing operations	$(311)	$(3,175)	$(2,058)	$(11,780)
Stock-based compensation, tax effected	4,099	3,145	14,846	9,075
Non-recurring professional fees, tax effected	-	682	197	561
Severance costs, tax effected	123	-	2,902	-
Adjusted net income (loss) from continuing operations	$3,911	$652	$15,887	$(2,144)

Anika Therapeutics, Inc. and Subsidiaries
Reconciliation of GAAP Diluted Earnings from Continuing Operations Per Share to Adjusted Diluted Earnings from Continuing Opertions Per Share
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Diluted loss from continuing operations per share	$(0.02)	$(0.22)	$(0.15)	$(0.82)
Stock-based compensation, tax effected	0.30	0.21	1.11	0.63
Non-recurring professional fees, tax effected	-	0.05	-	0.04
Severance costs, tax effected	0.01	-	0.22	-
Adjusted diluted income (loss) from continuing operations per share	$0.29	$0.04	$1.18	$(0.15)

Anika Therapeutics, Inc. and Subsidiaries
Revenue by Channel
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2026	2025	$ change	% change	2026	2025	$ change	% change
OEM Channel	$16,601	$15,844	$757	5%	$52,341	$47,093	$5,248	11%
Commercial Channel	13,993	11,973	2,020	17%	40,475	35,111	5,364	15%
	$30,594	$27,817	$2,777	10%	$92,816	$82,204	$10,612	13%